Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Investools Inc.

We consent to the incorporation by reference in the registration statements (Registration No. 333-118330 and Registration No. 333-75070) on Form S-8 of Investools Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Investools Inc.  as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ (deficit)/equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of  internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, Annual Report on Form 10-K of Investools Inc. Our report dated March 16, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Investools Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s information systems and processes associated with accounting for revenue were inadequate to appropriately identify specific customer transactions and facilitate the recognition of revenue in accordance with Generally Accepted Accounting Principles.

/s/ KPMG LLP
KPMG LLP
Salt Lake City, Utah
March 16, 2007